Exhibit 99.1
Final Transcript
Conference Call Transcript
DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
Event Date/Time: May 04, 2011 / 02:00PM GMT

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Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical Co. — President, CEO
Christina Hagan
Dawson Geophysical Co. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James & Associates — Analyst
Veny Aleksandrov
Pritchard Capital — Analyst
PRESENTATION
Operator
     Good morning. My name is Christy and I will be your conference operator today. At this time, I would like to welcome everyone to the Dawson Geophysical second quarter conference call. All lines have been placed on mute to prevent any background noise. I would now like to hand the program over to Mr. Steve Jumper. Please go ahead.
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Thank you operator. Good morning and welcome to Dawson Geophysical Company’s second quarter fiscal 2011 earnings and operations call. As you heard, my name in Steve Jumper, President and Chief Executive Officer of the Company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer; Decker Dawson, Chairman; and Ray Tobias, President and Chief Operating Officer.
Following these brief opening remarks, Chris will join the discussion to discuss our financial results. I will then return for an operations update and then open the call up for questions. The call is scheduled for 30 minutes and as in the past we will not provide guidance. At this point I’ll turn control of the call over to Chris Hagan, our CFO to discuss our financial results.
Christina Hagan - Dawson Geophysical Co. — EVP, CFO
     Thank you Steve. First I’ll share our Safe Harbor provisions. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information, involve risks and uncertainties that may materially affect the Company’s actual results of operations.
These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed cost of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions.
A discussion of these and other factors, including risks and uncertainties, is set forth in the company’s 10-K for the fiscal year ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
During this conference call, we will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.Dawson3D.com.
As you know, Dawson and TGC Industries have entered into a definitive merger agreement in which, subject to the terms and conditions set forth in the merger agreement, Dawson will acquire TGC in a tax-free stock-for-stock transaction. Dawson and TGC will file materials related to the proposed transaction with the Securities and Exchange Commission, including one or more registration statements that contain a proxy statement prospectus. Investors and security holders are urged to read those materials once they are available which can be obtained free from the SEC’s website, www.SEC.gov and from the company’s website.
Dawson, TGC, their directors, executive officers and certain members of management and their employees may be considered participants in the solicitation of proxies from the shareholders in connection with the proposed transaction. This will be described further in the proxy statement prospectus when it is filed.
Today we reported revenues of $78,337,000 for the quarter ending March 31, 2011, our second quarter of fiscal 2011 compared to $48,585,000 for the same quarter in fiscal 2010, an increase of 61%. Net loss for the second quarter of fiscal 2011 was $4,857,000 compared to net loss of $2,706,000 in the same quarter of fiscal 2010. Loss per share for the second quarter of fiscal 2011 was $0.62 compared to a loss per share of $0.35 for the second quarter of fiscal 2010.
EBITDA for the second quarter of fiscal 2011 was $1,219,000 compared to $2,488,000 in the same quarter of fiscal 2010.
Our second quarter results including the reported loss were exasperated by adverse weather conditions as well as expenses necessary to fund our investments on additional OYO channels and our previously announced merger transaction with TGC Industries, Inc. Revenues in the quarter continue to include unusually high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources.
The higher level of these charges is driven by our continued operations in areas with limited access such as the Appalachian Basin, East Texas and Arkansas. We are reimbursed for these expenses by our clients. Steve?
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Thank you Chris. There is no doubt our second quarter was difficult. Our second quarter highlights include deployment of 20,200 OYO GSR single channel units on two large in-process projects in East and South Texas. An order book that has reached its highest level since 2008. Pricing and contract terms that have shown modest improvement as activity levels in the lower 48 states continues to increase. And the signing of a definitive merger agreement with TGC Industries.
While our second quarter highlights are impressive and show that demand within the seismic sector is strong, we faced significant challenges predominantly from weather related issues in the second quarter. Severe weather conditions during much of the second quarter negatively impacted crew activity, productivity and caused higher than normal equipment damage which resulted in higher repair expenses. The loss in productivity in crew downtime had an adverse effect on our revenue. In addition, productivity and revenue were further impacted when we transitioned two of our large crews in East and South Texas from cable based systems to our new OYO GSR systems.
In early January, as previously reported, we took delivery and deployed 10,000 OYO GSR single channel units in East Texas and in early March we deployed an additional 10,200 leased OYO channels on a large in-process project in South Texas. While this transition did initially impact our operations, we are beginning to see the benefits of the conversion. Productivity on the two projects in South Texas and East Texas has improved through April. Overall crew expense is down and we are very optimistic that these measures will result in long-term operational efficiencies that will allow us to become more productive and to better serve our clients.
The cost of the OYO lease is estimated to be approximately $0.06 per share per month beginning in March and will be a recurring cost until the lease is terminated or converted to a purchase. If converted to a purchase, a significant portion of the lease cost will be applied to the purchase price. We believe we will convert to a purchase at some point in the future, depending on demand levels for our services and our clients’ needs. Since March we have leased an additional 3,650 channels of the OYO single channel units.

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
In the second quarter we announced a merger with TGC Industries in which subject to terms and conditions set forth in the merger agreement, we agreed to acquire TGC in a tax-free stock-for-stock transaction. Additional details of the proposed transaction are outlined in a press release issued March 21, 2011 and in a conference call held on the same day.
In the second fiscal quarter we booked approximately $0.12 of expense related to the proposed TGC merger. We believe the combination of the resources and equipment of the two companies, expanded client base, entering the Canadian market and improvement to operational logistics will add value to our clients, employees and shareholders. As outlined in the press release announcing the proposed merger, it is our intention to operate both TGC and Eagle as wholly owned subsidiaries. We welcome the addition of the employees, shareholders and clients of TGC to the Dawson family.
On March 20, 2011 the Board of Directors approved a $5 million increase to the 2011 capital budget, bringing the total amount of the 2011 budget to $40 million. The budget has primarily been used to purchase the 10,000 channels of OYO GSR single channel units, 10 INOVA vibrators and energy source units, geophones and vehicles. The balance will be used for maintenance capital purposes. To date we have spent approximately $36 million.
We continue to operate in every major basin throughout the Lower 48. We have high level of activity in the Eagle Ford, sustained activity in the Marcellus and the Barnett, projects in the Niobrara, very active in Western Oklahoma, finishing up some operations in the Fayetteville and we have a crew active in Eastern New Mexico.
Our order book is strong and is at its highest level since 2008 and requests for proposals are steady. We look forward to closing the merger with TGC Industries as we continue to provide value to our clients.
In closing, it is our intention to continue to operate with a conservative financial structure, remain loyal to our employees and shareholders while continuing to focus on helping our trusted clients find oil and natural gas. And with that operator we are ready for questions.
QUESTION AND ANSWER
Operator
     Our first question is from Collin Gerry with Raymond James.
Collin Gerry - Raymond James & Associates — Analyst
     My first question is more on the outlook. It seems your commentary on the order book and what customer activity levels are seeing seems to be a little bit different than maybe what this last quarter would have indicated. I want to maybe dive into what’s driving that demand. Clearly it’s the shale plays and the oil versus gas, which is a lot of stuff we know, but is it customers — do they buy the land first and then they want to go in and understand their drilling programs better? Is it understanding each incremental well? Is it different customers? Is it giant swaths of land? Help us understand a little bit what’s driving this demand now.
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Well Collin, I think you answered it in your question. We’re obviously seeing a large increase in activity in the liquids rich and the oil rich shale basins. So, I would comment that the majority of our growth in demand has been what we saw from 2005 to 2008 in the natural gas shale plays, we’re seeing the same thing occur and move towards these oil and liquid rich shale plays. In most cases our clients have the acreage position in these resource plays and they’re using seismic information to delineate hazards, glean as much information as they can about fractures and aid in development and completion of these wells.
I think the client mix is obviously we’re seeing more of the historical natural gas guys moving to the oil basins. I think that’s pretty well common knowledge out there. But there’s an awful lot of activity with some of the smaller independents that are really starting to do some conventional oil stuff and particularly back in the Permian Basin we’re seeing some activity levels starting to increase in the Permian Basin, which is just conventional oil type driven projects.

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
But certainly the majority of the work that we’re getting is oil driven shale plays in the Western US. We’re still seeing sustained level of activity in the Marcellus natural gas play, still got a large crew that’s very active in East Texas on a Haynesville project. We have quite a bit of opportunity and work to do in the Barnett. So while the demand level in the natural gas shales I wouldn’t call it increasing — it’s steady. On the oil side we’re seeing steady demand going West. Does that answer?
Collin Gerry - Raymond James & Associates — Analyst
     That’s exactly kind of what I was looking for. Then if we think about comparing the demand you’re seeing today versus back in that 2007-2008 timeframe when it was more of a natural gas market, are you seeing pricing levels get closer to what we were seeing in ‘07 and ‘08 or do we still have quite a bit of ways to go on the pricing side?
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Well, that is an extremely difficult question to answer. I’m going to answer it at the risk of sounding almost evasive on it. Pricing is improving based on demand levels in the Lower 48. I wouldn’t call it a huge step, but we’re starting to see modest improvements. I think the biggest difference that we’re beginning to see, Collin is channel counts just continue to increase. And so, you’re seeing some pricing increasing on a project basis that’s more related to channel account increase.
The good news is that the projects we’re getting out West tend to be larger projects so we’re having a little bit of difficulty our West that’s similar to what we had back East. In the shale plays back East we had smaller projects, we had a lot of third-party charges. We’re still seeing a lot of third-party charges and everything East of Interstate 35 is going to carry a very high third-party reimbursable with it.
And we had delay issues back East historically because we were in small land tract ownership positions, so while the survey was relatively small compared to what we’re seeing now, you had a whole lot more land owner issues to permit and get access clearance from. As you move West and particularly South Texas, the projects tend to get larger, there tend to be larger land tract owners but because of the size of the project you’ve still got this delay issue in getting a project ready. I don’t know that the prep time in the West is significantly different from the East, but nonetheless, we’re still carrying these permit issues.
And so we’re pricing — we’re working off things now that were priced in mid to late 2010. We’ve got some projects going forward that were priced earlier in 2010 that were delayed. So yes, we’re seeing pricing improvements; it’s modest. We’ve still got some work to do to work out some of these contracts. The good news is for us, I believe the good news is that as we come West, our contract mix is turning, as we’ve talked about, more turnkey and as we’re beginning to see some of these operational improvements that we’re seeing, the ability to increase revenue and increase margin is probably better West than it was East, but because we’re turnkey we’re carrying a little more risk. And so getting an apples to apples comparison of pricing to 2006 and 2007 is going to be difficult because the contract mix is different and the project size is different and what we’re doing is different.
Collin Gerry - Raymond James & Associates — Analyst
     Okay. Then I’d be remiss if I didn’t ask, it seems like weather, which isn’t too surprising, just given what we know about the weather in Q1. It was a big deal for you guys. We’re obviously seeing a lot of weather on the news these days in the Midwest and I don’t think you have a lot of crews there.
Steve Jumper - Dawson Geophysical Co. — President, CEO
     April was pretty good. We started to get some weather help about the middle of March and we’ve had a much more optimistic April than we had when we were sitting here 90 days ago talking. We had weather issues and we really had a combination of several things. We had severe weather issues in all parts of the country; heavy snowfall, extreme cold, icing conditions which always causes operational difficulties and equipment damage.
We had some contracts that were priced a while back that we were committed to go finish for our clients and they had less than favorable contract terms in them. The weather really kind of played havoc with our crew schedule in that we had to move crews out of the East, for example, to keep them operating. We just got so much snowfall in the Appalachian Basin in some places that you just couldn’t get a crew in to really start it. So,

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
you couple that with the operational changes we had down South in East Texas and we had a lot of things pile up on us. I think we’re working through most of that. We’ve got some contracts we’re still working through. Our crews are doing a fantastic job. Our productivity level is getting higher on all these jobs. And so we are cautiously optimistic moving forward.
Operator
     Your next question is from Veny Aleksandrov with Pritchard Capital.
Veny Aleksandrov - Pritchard Capital — Analyst
     I have a couple of questions. The first one is on the expenses level. The $0.06 that you’re paying for renting the equipment is going to be reoccurring but other than that, is most of the transition done? I heard you talk about some of the transition was also left for April. Are we going to see any of the other costs recurring in Q3?
Steve Jumper - Dawson Geophysical Co. — President, CEO
     I think we’re going to continue to have transaction costs. We don’t know what those are going to be as we move forward. And so I think we’ll continue to see cost of the transaction impact. We will see the OYO lease continue until we terminate or convert. Third-party charges, Veny are extremely high — they’re the highest level in this quarter that they’ve ever been. That is related to some prep work that we’ve been doing back East.
I keep thinking at some point that percentage is going to get back in line with our historicals and that’s going to be related to two things from a percentage basis; increased revenue from crew activity and decreased prep time on stuff that’s back East. And so we’ve got some combination of things that are going to work for us going forward, but at this point the oil lease and transactional cost will be recurring.
Veny Aleksandrov - Pritchard Capital — Analyst
     And how many you’re renting right now, leasing almost 14,000 channels?
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Yes, that is correct. We’re right at 13,650 something like that. You know, we continue to have situations where we’re using this OYO equipment in various ways and the demand for the cableless systems is increasing. The one we did in January, that switchover was related to some issues we were having with the cable based system, because of cultural issues in Texas, just access issues, we had some issues in South Texas and so we had seen some improvement in the East Texas projects. We move it to the South. We’ve been able to redeploy those Aram channels onto other projects all around the Aram systems. We’ve got one Aram crew that’s carrying 15,000 or 16,000 channels right now; another one carrying 14,000 or 15,000 so we’re in about four or five projects that are excess of 10,000 channels.
But behind that, what we’re seeing is continued use of embedded patches, for example, of multi-component OYO equipment, the three component equipment, so we’ve done some of that. We’re also seeing desires for people to increase the density level of their survey in certain parts of their survey. They may have a very large 200 square mile survey but there may be a portion of it that they’d really like to get a high resolution image. And so we redeployed OYO equipment onto those projects to be more or less an infill of conventional seismic data within the Aram system.
And we’re going to continue to see going forward that we’re operating in excess of 140,000 channels and I think those will be deployed over a variable number of crews. They’ll be mixed and matched Aram/OYO, RSR OYO. We’ve had a mix and match with RSR and Aram on some special needs. We’re about to mix and match OYO and Aram again in East Texas as we get into a little bit of water work.
And so, our crew count is going to be variable going forward. Our channel count is going to continue to increase in my opinion and these projects we’re getting awarded are becoming more and more difficult from an operational standpoint. And it’s good work being done, it’s stuff that is adding tremendous value to our clients. All across the industry we’re providing images to our clients that we haven’t been able to provide in the past because of these increased channel counts and survey design issues.

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
Veny Aleksandrov - Pritchard Capital — Analyst
     It seems like we cannot say so many crews are working with GSR and the rest are working with wireline, but can you please give us a feel, is pricing better for the projects where the wireless equipment is involved?
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Obviously we’re pricing in these projects based on equipment investment and in some cases able to pass along some lease cost in the specialized projects. I don’t know Veny that you can actually say that you’re pricing any one system any different than the other; it’s still a channel count issue, but what we are seeing in these two instances is that the increased productivity levels of the OYO system in these two particular cases, we’re seeing great benefits from the increased efficiencies and productivities that we believe are going to lead to higher margins and better revenues without necessarily affecting the pricing level. We operate with a little bit less crew expense on some of those and so there’s some offsetting things to leasing and those kinds of things that happen. But I wouldn’t directly comment that pricing is better. Results at the end of the day could be a little bit better.
However, I will tell you that in the right situations, we’re seeing great productivity levels and activity levels on these cable based systems. And so I think what we’re headed towards, Veny is kind of what we went through with the RSR MRX stuff 10-15 years ago is the ability to deploy various types of systems in various regions which is going to be an advantage to us and our clients. There are areas where the cable based systems are performing very very well and there’s just some places that they don’t and there’s some places that we’ll continue to use RSR and to a greater extent GSR.
High channel count projects, which is where we’re headed, are a learning process for everybody and every system comes with its pros and every system comes with its issues. We’re learning about all of that as we’re getting more involved in these systems and we’re getting better at knowing how to operate and which systems to deploy in high channel projects where. So I think that’s the advantage we’ve got going forward.
Operator
     That concludes our question and answer session. I’ll hand the program back over to management for any further comments or closing remarks.
Steve Jumper - Dawson Geophysical Co. — President, CEO
     Thank you. I would like to thank all of you for listening in and joining our conference call today. I’d particularly like to thank our employees for their continued efforts, our clients for their continued trust and our shareholders for their continued support. Thank you very much and we’ll talk to you again in 90 days.
Operator
     This concludes today’s conference call. You may now disconnect.

Final Transcript
May 04, 2011 / 02:00PM GMT, DWSN — Q2 2011 Dawson Geophysical Co Earnings Conference Call
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